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                                                                    EXHIBIT 99.1

                           CONTINENTAL AIRLINES, INC.

                               INCENTIVE PLAN 2000

                        AS AMENDED AND RESTATED EFFECTIVE
                              AS OF MARCH 27, 2000

                                   1. PURPOSE

     The purpose of the CONTINENTAL AIRLINES, INC. INCENTIVE PLAN 2000 is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. So that the maximum incentive can be provided, the Plan provides for granting Incentive Stock Options, Non-Qualified Options, Restricted Stock Awards, Performance Awards, Incentive Awards, and Retention Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person.

                                 2. DEFINITIONS

     The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

     (a) "ADMINISTRATOR" means (i) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect, "Section 16"), the Committee, or (ii) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.

     (b) "AWARD" means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Incentive Award, or Retention Award.

     (c)  "BOARD" means the Board of Directors of the Company.

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     (d)  "CODE" means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

     (e) "COMMITTEE" means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

     (f) "COMMON STOCK" means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 12(b).

     (g) "COMPANY" shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

     (h) "DIRECTOR" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (i) "DISABILITY" means, with respect to a Participant, such Participant's disability entitling him or her to benefits under the Company's group long-term disability plan; provided, however, that if such Participant is not eligible to participate in such plan, then such Participant shall be considered to have incurred a "Disability" if and when the Administrator determines in its discretion that such Participant has become incapacitated for a period of at least 180 days by accident, sickness, or other circumstance which renders such Participant mentally or physically incapable of performing the material duties and services required of him or her in his or her employment on a full-time basis during such period.

     (j) "employee" means any person (which may include a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (l) "GRANT DOCUMENT" means the document or documents evidencing an Award under the Plan, which may be either an agreement between the Company and the Holder as to the Award (with any amendments thereto) or a notice of grant of the Award from the Company to the Holder (including any attached statement of the terms and conditions of the Award and any modifications thereto made in accordance with the Plan).

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     (m)  "HOLDER" means an employee or a non-employee Director who has been granted an Option, a Restricted Stock Award, a Performance Award, an Incentive Award, or a Retention Award.

     (n)  "INCENTIVE AWARD" means an Award granted under Section 10 of the Plan.

     (o) "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

     (p) "MARKET VALUE PER SHARE" means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of "Market Value per Share" is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.

     (q) "NON-QUALIFIED OPTION" means an Option that is not an Incentive Stock Option.

     (r) "OPTION" means an Award under Section 7 of the Plan and includes both Non-Qualified Options and Incentive Stock Options to purchase Common Stock.

     (s) "PERFORMANCE AWARD" means an Award granted under Section 9 of the Plan.

     (t) "PERSONAL REPRESENTATIVE" means the person who upon the death, disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or the right to any Restricted Stock Award, Performance Award, Incentive Award, or Retention Award theretofore granted or made to such Holder.

     (u) "PLAN" means the Continental Airlines, Inc. Incentive Plan 2000, as amended from time to time.

     (v) "RESTRICTED STOCK" means shares of Common Stock granted pursuant to a Restricted Stock Award as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 8 of the Plan has expired.

     (w) "RESTRICTED STOCK AWARD" means an Award granted under Section 8 of the Plan.

     (x)  "RETENTION AWARD" means an Award granted under Section 11 of the Plan.

     (y) "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

     (z) "SAR" means a stock appreciation right granted in connection with an Option under Section 7 of the Plan.

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     (aa) "subsidiary" means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

                   3. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan originally became effective on October 4, 1999. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted by the Board, and shall supersede and replace in its entirety such previously adopted plan. This amendment and restatement of the Plan shall be effective as of March 27, 2000, provided that the Plan (as so amended and restated) is approved by the stockholders of the Company at the Company's 2000 annual meeting of stockholders. Notwithstanding any provision of the Plan or in any Grant Document under the Plan, no Option shall be exercisable and no Award shall vest or be payable prior to such stockholder approval. No further Awards may be granted under the Plan after October 3, 2009. The Plan shall remain in effect (at least for the purpose of governing outstanding Awards) until all Option Awards granted under the Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Retention Awards granted under the Plan have been satisfied or have terminated.

                                4. ADMINISTRATION

     (a) ADMINISTRATOR. The Plan shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.

     (b) POWERS. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, whether an Incentive Stock Option or Non-Qualified Option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Award, Incentive Award and Retention Award. In making such determinations, the Administrator shall take into account the nature of the services

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rendered by the respective employees or Directors, their present and potential contribution to the Company's success and such other factors as the Administrator in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Grant Documents, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Administrator on the matters referred to in this Section 4 shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

                5. SHARES SUBJECT TO THE PLAN, AWARD LIMITATIONS,
                               AND GRANT OF AWARDS

     (a) SHARES SUBJECT TO THE PLAN; AWARD LIMITATIONS. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6 hereof. Subject to adjustment as provided in Section 12(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, the rights of its Holder terminate, or an Award is paid in cash or is settled in a manner such that all or some of the shares of Common Stock covered by the Award are not issued to the Holder, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 750,000 shares (subject to adjustment as provided in Section 12(b)), (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock Awards may not exceed 250,000 shares (subject to adjustment as provided in Section 12(b)), (iii) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the fair market value (priced at the Market Value per Share) of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and (iv) the maximum amount of compensation that may be paid under all Retention Awards granted to any one individual during any calendar year may not exceed 1% of the aggregate gross revenues of the Company and its

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consolidated subsidiaries for the fiscal year of the Company that ends on
December 31, 2000 (determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with United States generally accepted accounting principles, consistently applied), and any payment due with respect to a Retention Award shall be paid no later than 11 years after the date of grant of such Retention Award. The limitations set forth in clauses (i), (iii), and (iv) of the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan which is intended to constitute "performance-based" compensation for purposes of section 162(m) of the Code to be treated as such "performance-based" compensation.

     (b) GRANT OF AWARDS. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

     (c) STOCK OFFERED. Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                                 6. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards may include an Incentive Stock Option, a Non-Qualified Option, a Restricted Stock Award, a Performance Award, an Incentive Award, a Retention Award or any combination thereof.

                                7. STOCK OPTIONS

     (a) OPTION PERIOD. The term of each Option shall be as specified by the Administrator at the date of grant.

     (b) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.

     (c) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Market Value per Share (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The

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Administrator shall determine, in accordance with applicable provisions of the
Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or Personal Representative.

     (d) OPTION GRANT DOCUMENT. Each Option shall be evidenced by an Option Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Grant Document may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Grant Document may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Grant Documents need not be identical.

     (e) OPTION PRICE AND PAYMENT. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 12(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner specified by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Option.

     (f) STOCKHOLDER RIGHTS AND PRIVILEGES. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates representing such Common Stock have been registered in the Holder's name.

     (g) STOCK APPRECIATION RIGHTS. The Administrator (concurrently with the grant of an Option or subsequent to such

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grant) may, in its sole discretion, grant stock appreciation rights ("SARs") to any Holder of an Option. SARs may give the Holder of an Option the right, upon written request, to surrender any exercisable Option or portion thereof in exchange for cash, whole shares of Common Stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Market Value per Share, as of the date of such request, of one share of Common Stock over the Option price for such share multiplied by the number of shares covered by the Option or portion thereof to be surrendered. In the case of any SAR which is granted in connection with an Incentive Stock Option, such SAR shall be exercisable only when the Market Value per Share of the Common Stock exceeds the price specified therefor in the Option or portion thereof to be surrendered. In the event of the exercise of any SAR granted hereunder, the number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise of such SAR. Additional terms and conditions governing any such SARs may from time to time be prescribed by the Administrator in its sole discretion.

     (h) OPTIONS AND SARS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options and SARs may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

                           8. RESTRICTED STOCK AWARDS

     (a) OWNERSHIP OF RESTRICTED STOCK. Each grant of Restricted Stock pursuant to a Restricted Stock Award will constitute an immediate transfer of record and beneficial ownership of the shares of Restricted Stock to the recipient of the grant in consideration of the performance of services by such recipient (or other consideration determined by the Administrator), entitling the recipient to all voting and other ownership rights, but subject to the restrictions hereinafter referred to or contained in the related Grant Document. Each grant may, in the discretion of the Administrator, limit the recipient's dividend rights during the period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer.

     (b) SUBSTANTIAL RISK OF FORFEITURE AND RESTRICTIONS ON TRANSFER. Each grant of Restricted Stock will provide that (i) the shares covered thereby will be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of section 83 of the Code and applicable interpretive authority thereunder, and (ii) during such period or periods during which such restrictions are to continue, the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

     (c)  RESTRICTED STOCK HELD IN TRUST. Shares of Common Stock

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awarded pursuant to each Restricted Stock Award will be held in trust by the
Company for the benefit of the recipient until such time as the applicable restriction on transfer thereon shall have expired or otherwise lapsed, at which time certificates representing such Common Stock will be delivered to the recipient.

     (d) RESTRICTED STOCK GRANT DOCUMENT; CONSIDERATION. Each grant of Restricted Stock shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by the recipient that is less than the Market Value per Share on the date of grant, as determined by the Administrator.

                              9. PERFORMANCE AWARDS

     (a) PERFORMANCE PERIOD. The Administrator shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award shall be measured.

     (b) PERFORMANCE MEASURES. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any subsidiary, division, or department thereof. The Administrator shall establish the performance measures applicable to such performance within the applicable time period permitted by section 162(m) of the Code, with such adjustments thereto as may be determined by the Administrator. The performance measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone or the Company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Common Stock, (ii) operating income or operating income margin, (iii) earnings before interest, income taxes, depreciation, amortization and aircraft rent ("EBITDAR") or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total shareholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

     (c) AWARDS CRITERIA. In determining the value of Performance Awards, the Administrator shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the value of a Holder's Performance Award during the performance period, if permitted by the applicable Grant Document.

     (d) PAYMENT. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value of the

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Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Administrator and certified by the Committee as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document.

     (e) TERMINATION OF EMPLOYMENT. A Performance Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document.

                              10. INCENTIVE AWARDS

     (a) INCENTIVE AWARDS. Incentive Awards are rights to receive shares of Common Stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Common Stock over a specified period of time, which vest over a period of time as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award.

     (b) AWARD PERIOD. The Administrator shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the Holder.

     (c) AWARDS CRITERIA. In determining the value of Incentive Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

     (d) PAYMENT. Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Administrator.

     (e) TERMINATION OF EMPLOYMENT. An Incentive Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.

                              11. RETENTION AWARDS

     (a)  RETENTION AWARDS. A Retention Award is a right, which

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vests over a period of time as established by the Committee, to receive a cash payment measured by a portion (not exceeding 3.75% for any individual Holder nor 25% in the aggregate for all Holders) of the gain and profits (measured to the date such Award (or portion thereof, as applicable) is deemed surrendered for payment in accordance with its terms) associated with an equity holding of the Company or a subsidiary in an e-commerce or internet-based business. The Committee shall designate each such equity holding, a portion of the gain and profits with respect to which shall determine the relevant cash payment that is the subject of a Retention Award, and the Committee shall establish, with respect to each Retention Award and within the applicable time period permitted by Section 162(m) of the Code, the portion of the gain and profits in such equity holding used to measure cash payments to the Holder of such Retention Award.

     (b) AWARDS CRITERIA. In determining the Retention Awards to be granted under the Plan, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder's Retention Award during the period such Award is outstanding, if permitted by the applicable Grant Document.

     (c) PAYMENT. Following the vesting of a Retention Award in whole or in part (or at such other times and subject to such other restrictions as the applicable Grant Document may provide), the Holder of such Retention Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Retention Award, based on such Holder's vested interest in such Retention Award and the gain and profit in the underlying equity holding, as certified by the Committee as required by section 162(m) of the Code. Payment shall be made in cash and in a lump sum, except as otherwise set forth in the applicable Grant Document. In no event shall a Retention Award grant a Holder an interest in the equity holding, the gain and profit in which is used to measure cash payments under such Award.

     (d) RETENTION AWARD GRANT DOCUMENT. Each grant of a Retention Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. The terms and conditions of the respective Retention Award Grant Documents need not be identical. A Retention Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.

           12. RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL

     (a) NO EFFECT ON RIGHT OR POWER. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any subsidiary's capital structure or its business, any merger

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or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) CHANGES IN COMMON STOCK. The provisions of Section 5(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted under the Plan, as well as the number or type of shares or other property subject to outstanding Awards and the applicable option or purchase prices per share, shall be adjusted appropriately by the Committee in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.

     (c) CHANGE IN CONTROL. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term "Change in Control" shall mean:

     (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a "Person") is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an "Acquiring Person") representing the greater of (x) 25% of the combined voting power of the Company's outstanding securities and (y) the proportion of the combined voting power of the Company's outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Northwest Airlines Corporation ("Northwest") and any Person controlling, controlled by or under common control with Northwest at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Northwest (and any Person controlling, controlled by or under common control with Northwest) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), (iii) Northwest or any Person controlling, controlled by or under common control with Northwest (unless Northwest is controlled by or under common control with Delta Air Lines, Inc.), or (iv) (I) 1992 Air, Inc., (II) any Person who controlled 1992 Air, Inc. as of February 26, 1998, including David Bonderman and James Coulter, or (III) any Person controlled by any such Person (Persons referred to in clauses (i) through (iv) hereof are hereinafter referred to as "Excluded Persons"); or

     (bb) individuals who constituted the Board as of February 26, 1998 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 26, 1998 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

     (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity (including Northwest) pursuant to a transaction in which the Company is not the "Controlling Corporation"; or

     (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons, or the Company sells or otherwise disposes of all or substantially all of its assets to Northwest or any Person controlling, controlled by or under common control with Northwest.

     For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company's securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company's outstanding securities held by such beneficial owner.

     For purposes of clause (aa) above, the term "Outside Persons" means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) or (iv) above (as to Persons described in clause (aa)(iii) or (iv) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

     For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the "Old Shareholders") would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

     The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if Northwest (together with any Person controlling, controlled by or under common control with Northwest) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities. The exclusion described in clause
(aa)(iv) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) the Person acquiring beneficial ownership is not controlled by David Bonderman or James Coulter, or (B) the Person acquiring beneficial ownership (together with any Person controlling, controlled by or under common control with such Person) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities.

     Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (BB) all restrictions applicable to such recipient's Restricted Stock and Incentive Awards that are outstanding at such time shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (CC) all Retention Awards granted to such recipient and outstanding at such time shall immediately vest in full.

     In addition, except as otherwise provided in the applicable Grant Document, if a recipient of an Award hereunder becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the "Total Payments"), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the "Gross-Up Payment") such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made; and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

                    13. AMENDMENT AND TERMINATION OF THE PLAN

     Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time. The Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document or to the extent restricted by section 162(m) of the Code with respect to an Award which is intended to constitute "performance-based" compensation for purposes of such section; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

                                14. MISCELLANEOUS

     (a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Award to such person and setting forth the terms and conditions thereof. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

     (b) NO EMPLOYMENT OR MEMBERSHIP RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

     (c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan until there has been compliance with applicable laws and regulations with respect thereto. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock.

     (d) NO RESTRICTION ON CORPORATE ACTION. Subject to the restrictions contained in Section 13, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

     (e) RESTRICTIONS ON TRANSFER. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section 7(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with respect to Awards of Non-Qualified Options, with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Grant Document) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Grant Document) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Grant Document),
(y) the Holder's retirement, death or Disability, or (z) termination of the Holder's employment with the Company and its subsidiaries.

     (f) GOVERNING LAW. The Plan shall be construed in accordance with the laws of the State of Texas.